CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees
Putnam Funds Trust:

We consent to the use of our report, dated December 13, 2018, with respect to the financial statements of Putnam Short Duration Bond Fund (the “fund”, formerly known as Putnam Absolute Return Fund 100), a series of Putnam Funds Trust included herein, and to the references to our firm under the captions Financial Highlights in the prospectus and Independent Registered Public Accounting Firm and Financial Statements in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
February 22, 2019